Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES

Legal Name	Jurisdiction of Organization
AEye Technologies, Inc.	Delaware
AEye Germany GmbH	Germany
AEye Japan G.K.	Japan
AEye Korea	South Korea